FLEET

12 NOVEMBER, 1997

MS. SUSAN SUNDELL
SENIOR VICE PRESIDENT
STOCKER & YALE, INC.
32 HAMPSHIRE ROAD
SALEM, NH 03079

DEAR MS. SUNDELL:

Reference is made to the CREDIT AGREEMENT dated as of March 6, 1995 (as amended, the "Agreement") between Stocker & Yale, Inc., a Massachusetts corporation (the "Company"), and Fleet National Bank, successor by merger to Fleet National Bank of Massachusetts, formerly known as Shawmut Bank, N.A. (the "Bank"). All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Agreement.

Section 1. Waiver - The Bank confirms waiver of the Event of Default that has resulted from non-compliance with Subsections 6.01(m) and 6.01(n) of the Agreement. This waiver is effective as of September 30, 1997; provided however, that such waiver is effective only for the period ended September 30, 1997.

Section 2. Amendment of Subsection 6.01 (p) of the Agreement - Subsection
6.01 (p) of the Agreement is hereby amended to read as follows:

     (p) The Company and its Subsidiaries will not make Consolidated Capital Expenditures aggregating in excess of $500,000 during any fiscal year; provided, however, that Consolidated Capital Expenditures may not aggregate in excess of $1,500,000 for the fiscal year ended December 31, 1997.

Section 3. Payment for Waiver and Amendment - The Company agrees to pay to the Bank a fee of $5,000 plus expenses; including but not limited to reasonable attorney's fees, for this Waiver and Amendment.

Except as amended by this Waiver and Amendment, all other provisions, terms and conditions of the Agreement shall continue to be effective. This Waiver and Amendment shall not be deemed a waiver of any defaults that exist under the Agreement other than those described in Section 1 hereof.

Very truly yours,

FLEET NATIONAL BANK

By:  /s/ H. Ellery Perkinson
     -----------------------
Its:     Assistant Vice President

Agreed:

STOCKER & YALE, INC.

By:  /s/ Susan A. H. Sundell
     -----------------------
Its:  Senior Vice President-Finance, Treasurer